As filed with the Securities and Exchange Commission on July 3, 2023

Registration No. 333-272831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apogee Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	88-0588063
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

	221 Crescent St., Building 17, Suite 102b
	Waltham, MA 02453
	(650) 394-5230
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Henderson, M.D.

Chief Executive Officer

Apogee Therapeutics, Inc.

221 Crescent St., Building 17, Suite 102b

Waltham, MA 02453
(650) 394-5230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ryan A. Murr	Divakar Gupta
Branden C. Berns	Charles S. Kim
Melanie E. Neary	Kristin VanderPas
Gibson, Dunn & Crutcher LLP	Darah Protas
555 Mission Street, Suite 3000	Cooley LLP
San Francisco, CA 94105-0921	55 Hudson Yards
(415) 393-8373	New York, NY 10001-2157
(212) 479-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the Nasdaq listing fee and the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee.

AMOUNT PAID OR TO BE PAID
Securities and Exchange Commission registration fee		$11,020
FINRA filing fee		*
Nasdaq listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the state of Delaware or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (i) and (ii) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the company, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act). The company’s organizational documents provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the company will indemnify any and all of its officers and directors. Before the completion of this offering, the company intends to enter into indemnification agreements with its officers and directors. The company may, in its discretion, similarly indemnify its employees and agents. The company’s amended and restated certificate of incorporation also relieves its directors from monetary damages to the company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii)   for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

The company has purchased and expects to maintain insurance policies that, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the company.

The form of Underwriting Agreement, to be entered into in connection with this offering and attached as Exhibit 1.1 hereto, provides for the indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities.

Since our inception in February 2022, we have made the following sales of unregistered securities:

Issuances of Securities

Since our inception in February 2022, we have made the following issuances of securities:

1.	In February 2022, August 2022 and October 2022, we raised $20.0 million in cash through the sale of 20,000,000 Series A preferred units at $1.00 per Series A preferred unit to selected accredited and institutional investors on a pre-Reorganization basis.

2.	In November 2022, we raised $149.0 million in cash through the sale of 45,089,212 Series B preferred units at $3.30456 per Series B preferred unit to selected accredited and institutional investors on a pre-Reorganization basis.

3.	In February 2022, August 2022 and October 2022, we issued an aggregate of 5,000,000 common units to Paragon as consideration for the exclusive options granted under the Option Agreement.

The offers, sales and issuances of the securities listed in this Item 15 under this subheading “Issuances of Securities” were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Grants of Incentive Units

From February 4, 2022 through June 22, 2023, we granted to our employees, directors, consultants and other service providers an aggregate of 14,270,275 incentive units under our current LLC Agreement, with strike prices from $0.00 per unit to $4.33 per unit. The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
1.1	Form of Underwriting Agreement.
2.1	Form of Contribution and Exchange Agreement.
3.1**	Second Amended and Restated Limited Liability Company Agreement of Apogee Therapeutics, LLC, dated November 15, 2022, as amended.
3.2**	Certificate of Incorporation of the Registrant, dated June 9, 2023.
3.3**	Bylaws of the Registrant.
3.4	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect prior to the effectiveness of this registration statement.
3.5	Form of Amended and Restated Bylaws of the Registrant, to be in effect prior to the effectiveness of this registration statement.
4.1	Form of Common Stock Certificate of the Registrant.
4.2	Form of Registration Rights Agreement.
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
10.1+	Form of Indemnification Agreement for directors and executive officers.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
10.2+**	Employment Agreement, dated June 21, 2023, by and between Apogee Biologics, Inc. and Michael Henderson, M.D.
10.3+**	Employee Offer Letter, effective as of August 28, 2022, by and between Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.) and Carl Dambkowski, M.D.
10.4+**	Employee Offer Letter, effective as of January 12, 2023, by and between Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.) and Jane Pritchett Henderson.
10.5#**	Antibody Discovery and Option agreement, dated February 24, 2022, by and between Paragon Therapeutics, Inc. and Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.).
10.6**	Amendment No. 1 to Antibody Discovery and Option agreement, dated November 10, 2022, by and between Paragon Therapeutics, Inc. and Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.).
10.7#**	IL-13 License Agreement, dated November 4, 2022, by and between Paragon Therapeutics, Inc. and Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.).
10.8**	Amendment No. 1 to IL-13 License Agreement, dated November 10, 2022, by and between Paragon Therapeutics, Inc. and Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.).
10.9#**	IL-4Rα License Agreement, dated April 3, 2023, by and between Paragon Therapeutics, Inc. and Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.).
10.10 #**	OX40L License Agreement, dated April 28, 2023, by and between Paragon Therapeutics, Inc. and Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.).
10.11 #**	Biologics Master Services Agreement, dated June 20, 2022 by and between Paragon Therapeutics, Inc. and WuXi Biologics (Hong Kong) Limited.
10.12 #**	Cell Line License Agreement, effective as of June 20, 2022, by and between Paragon Therapeutics, Inc. and WuXi Biologics (Hong Kong) Limited.
10.13 **	Novation Agreement, dated April 1, 2023, by and between Paragon Therapeutics, Inc., Apogee Biologics, Inc. (f/k/a Apogee Therapeutics, Inc.) and WuXi Biologics (Hong Kong) Limited.
10.14+	Form of 2023 Equity Incentive Plan.
10.15+	Form of 2023 Employee Stock Purchase Plan.
21.1**	Subsidiaries of the Registrant.
23.1**	Consent of Independent Registered Public Accounting Firm. 23.2* Consent of Gibson, Dunn & Crutcher LLP (see Exhibit 5.1).
24.1**	Power of Attorney (see signature page hereto).
107	Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.
+	Indicates management contract or compensatory plan.
#	Portions of the exhibit have been omitted for confidentiality purposes.

(b)       No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 3rd day of July, 2023.

Apogee Therapeutics, Inc.

By:	/s/ Michael Henderson, M.D.
Michael Henderson, M.D.
Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates set forth opposite their names.

SIGNATURE	TITLE	DATE

/s/ Michael Henderson, M.D.	Director and Chief Executive Officer	July 3, 2023
Michael Henderson, M.D.	(principal executive officer)

/s/ Jane Pritchett Henderson	Chief Financial Officer	July 3, 2023
Jane Pritchett Henderson	(principal financial and accounting officer)

*	Chair and Director	July 3, 2023
Peter Harwin

*	Director	July 3, 2023
Jennifer Fox

*	Director	July 3, 2023
Andrew Gottesdiener, M.D.

*	Director	July 3, 2023
Tomas Kiselak

*	Director	July 3, 2023
William Jones, Jr.

*	Director	July 3, 2023
Nimish Shah

* By: /s/ Michael Henderson, M.D.
Michael Henderson, M.D.